Exhibit 99.1

PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings

and Announces Increase in Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS, April 28, 2015 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended March 31, 2015 of $250,000, or $0.14 per basic and diluted share, compared to net income of $275,000, or $0.16 per basic and diluted share, for the three months ended March 31, 2014.

Robert E. Balletto, President and Chief Executive Officer, said, “In accordance with our strategic plan, I am pleased to report that the Company had a $6.4 million, or 5% increase in core deposits during the quarter ended March 31, 2015. Additionally, our asset quality continues to be strong, as non-performing assets as a percentage of total assets was 0.40% at March 31, 2015.  We remain focused on our strategic plan, which we believe will enhance long-term stockholder value.”

The Company’s Board of Directors also increased its regular quarterly cash dividend 12%, from $0.0425 per share of common stock to $0.0475 per share. The dividend will be paid on or about May 26, 2015, to stockholders of record as of the close of business on May 11, 2015.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Three Months Ended	Year Ended
	March 31, 2015	December 31, 2014
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$273,022	$271,020
Cash and cash equivalents	7,223	4,918
Loans receivable, net	231,362	231,293
Allowance for loan losses	2,256	2,229
Investment securities (1)	22,320	20,363
Deposits	189,866	182,354
Borrowings	45,850	54,600

Total stockholders’ equity	30,974	30,712
Stockholders’ equity to total assets at end of period	11.34%	11.33%
Total shares outstanding	1,844,040	1,827,131
Book value per share	$16.80	$16.81

Asset Quality Data:
Total non-performing loans	$1,096	$953
Other real estate owned	—	—
Total non-performing assets	1,096	953
Non-performing loans to total loans	0.47%	0.41%
Non-performing assets to total assets	0.40%	0.35%
Allowance for loan losses to non-performing loans	205.84%	233.89%
Allowance for loan losses to total loans	0.97%	0.96%
Loans charged off	$1	$269
Recoveries on loans previously charged off	1	4

	Three Months Ended
	March 31,
	2015	2014
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,856	$2,768
Interest expense	398	339
Net interest and dividend income	2,458	2,429
Provision for loan losses	27	—
Net interest and dividend income after provision for loan losses	2,431	2,429
Non-interest income	222	243
Non-interest expense	2,254	2,237
Income before income taxes	399	435
Income tax provision	149	160
Net income	$250	$275

Net income per share: basic	$0.14	$0.16
Net income per share: diluted	$0.14	$0.16

Performance Ratios:
Return on average assets	0.37%	0.42%
Return on average equity	3.32%	3.81%
Interest rate spread (2)	3.62%	3.72%
Net interest margin (2)	3.77%	3.84%
Efficiency ratio (3)	84.08%	83.71%
Non-interest expense to average total assets	3.34%	3.40%

(1)              Does not include Federal Home Loan Bank Stock of $2.9 million at March 31, 2015 and December 31, 2014.

(2)              Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $8,000 to investment security income for the three months ended March 31, 2015 and 2014.

(3)              The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

END